Exhibit 21.1

Beasley Broadcast Group, Inc.

Subsidiaries

(State of incorporation)

Beasley Mezzanine Holdings, LLC (DE)

Beasley Media Group, LLC (DE)

Beasley Media Group Licenses, LLC (DE)

OutlawsXP, Inc. (DE)

Renegades Holdings, Inc. (DE)

Team Renegades, LLC (MI)